Exhibit 99.1

Hess Midstream LP Announces Transformative Transaction Leading to New Independent Multi-basin Midstream Company

October 6, 2026

Highlights:

•	Hess Midstream LP and Chevron have executed a definitive agreement that will establish Hess Midstream LP as an independent, multi-basin midstream company. The transaction includes the following:

•

Hess Midstream LP will acquire Chevron’s crude oil and natural gas gathering and storage assets in the Denver Julesburg (“DJ”) Basin, including a minority interest in a long-haul pipeline, which will diversify Hess Midstream LP’s geographic presence and increase third-party revenues.

•

Hess Midstream LP and Chevron will amend their existing Bakken commercial agreements, further aligning long-term interests by reducing tariffs while extending the terms of the agreements through 2045. These changes are expected to support investment by Chevron in the Bakken.

•	Chevron will contribute 100% of its consolidated ownership interests in Hess Midstream LP, which will decrease Hess Midstream LP’s outstanding shares by nearly 40% upon closing.

•	Chevron will contribute 100% of its ownership interests in Hess Midstream LP’s general partner, creating a new independent board and business model upon closing.

•	The transaction is expected to close by year-end 2026.

Guidance:

•	Hess Midstream LP updates its full year 2026 guidance.

•

Hess Midstream LP provides preliminary financial guidance for 2027 after giving effect to the transaction, including expected Adjusted EBITDA(1) of approximately $850 million to $950 million(2), with expected Gross Adjusted EBITDA Margin(1) of approximately 75%, and expected Adjusted Free Cash Flow(1) of approximately $525 million to $625 million, based on approximately $125 million of expected capital expenditures across the DJ and Bakken basins.

•

Hess Midstream LP expects to continue to target annual distribution per Class A share growth of 5% per share on an annualized basis in the third and fourth quarters of 2026. Hess Midstream LP expects to maintain its quarterly distributions in 2027 consistent with the expected fourth quarter 2026 distribution amount and intends to maintain at least that distribution level going forward fully funded by Adjusted Free Cash Flow.

•	Hess Midstream LP expects 2027 leverage in the range of 3.75x – 4.0x Adjusted EBITDA, and long-term leverage declining to a range of 3.5x – 3.75x Adjusted EBITDA.

(1)

Adjusted EBITDA, Gross Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions are non-GAAP measures. Definitions and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures appear in the following pages of this release.

(2)

The value of the DJ Basin assets and shares transferred will be added to a contract liability associated with the Bakken commercial agreements. The aggregate contract liability balance will be recognized to revenue through 2045. Our 2027 Adjusted EBITDA guidance includes an estimate of the incremental revenue associated with this contract liability.

HOUSTON—(BUSINESS WIRE)—Oct. 6, 2026— Hess Midstream LP (NYSE: HESM) (“Hess Midstream” or the “Company”) today announced the execution of a definitive agreement with Chevron to acquire DJ Basin crude oil and gas gathering and storage assets from Chevron. Chevron will contribute all of its existing ownership interests in Hess Midstream as part of the transaction, including 100% of the ownership interests in Hess Midstream’s general partner, Hess Midstream GP LP (“GP LP”), and 100% of the ownership interests in GP LP’s general partner (together, the “General Partner”). Hess Midstream will cancel all of the contributed interests in Hess Midstream and will own 100% of the General Partner. In connection with the closing of the transaction, Chevron and Hess Midstream will amend their existing Bakken commercial agreements and Hess Midstream will provide midstream gathering, transportation and storage services to Chevron in the DJ Basin under long-term, fee-based commercial agreements supported by acreage dedications. The transaction is expected to establish Hess Midstream as an independent, multi-basin midstream company.

“Hess Midstream will be strongly positioned to deliver growth and returns as an independent, multi-basin midstream company with leading positions in the Bakken and DJ Basins and contracts in place through 2045,” said Jonathan Stein, Chief Executive Officer of Hess Midstream. “This transaction is expected to be accretive on an Adjusted EBITDA per share basis, accelerating value to our shareholders while providing a solid foundation for future capital allocation and shareholder returns.”

Transaction Details

The definitive agreement provides that Hess Midstream will acquire Chevron’s DJ Basin crude oil and natural gas gathering and storage assets and ownership interests in Hess Midstream and the General Partner, and that Hess Midstream and Chevron will amend their existing crude oil and natural gas gathering and processing agreements in the Bakken to reduce crude oil and gas gathering and processing tariffs and fees payable by Chevron under the agreements and extend the terms of the agreements from 2033 through 2045. In addition, Hess Midstream will pay Chevron $200 million in cash and Chevron will contribute to Hess Midstream 100% of its consolidated ownership interests in Hess Midstream, including 77,827,485 Class B units of Hess Midstream Operations LP and 449,000 Class A shares of Hess Midstream, all of which will be canceled by Hess Midstream. Chevron will also contribute its ownership interests in the General Partner. Hess Midstream does not expect to pay any material taxes associated with this transaction. At the closing of the transaction, Hess Midstream and the General Partner will amend their existing governing agreements to provide for, among other things, the departure of all Chevron-affiliated members of the board of directors of the General Partner (the “Board”) and the right of Hess Midstream’s shareholders to elect members of the Board beginning in 2028.

DJ Basin

The DJ Basin assets to be acquired by Hess Midstream are located primarily in Weld County, Colorado, and include approximately 400 thousand barrels per day of oil gathering capacity, 300 million cubic foot per day of gas gathering capacity and 420 thousand barrels of storage capacity. The assets also include a 20% stake in the Saddlehorn long-haul pipeline, an approximately 600-mile, 300 thousand barrels per day FERC-regulated crude oil pipeline that connects the DJ Basin to the major Cushing oil storage hub in Oklahoma. The DJ Basin assets are supported by approximately 670 thousand dedicated acres, anchored by agreements with Chevron through 2045 as well as a diverse set of investment grade counterparties.

Following its integration of the DJ Basin assets, Hess Midstream expects to be among the largest midstream companies in the DJ Basin by volumes gathered.

Bakken Commercial Agreements

Hess Midstream and Chevron have agreed to reduce the tariff rates payable by Chevron for crude oil and gas gathering and processing services in the Bakken for the period 2027 through 2033 and to extend the associated Bakken commercial agreements through 2045. Hess Midstream’s Bakken commercial agreements with Chevron that are cost-of-service based will convert to a fixed-fee basis with inflation escalators. The agreements will include an aggregate minimum revenue commitment (“MRC”) set at 80% of Hess Midstream’s expected Bakken revenues attributable to Chevron through 2033. The MRC will be established three years in advance and, once the MRC is established for a given year, it can only be increased and not decreased based on updated annual development plans provided by Chevron. MRCs from 2027 through 2029 have been established on a 2-rig program. These changes are expected to support investment by Chevron in the Bakken. Chevron is expected to move from three to two drilling rigs in the Bakken in December 2026.

2026 Guidance

Hess Midstream is updating its full year 2026 financial and throughput guidance as follows:

Year Ending
December 31, 2026
(Unaudited)
Financials (in millions)
Net Income	$650 – 675
Adjusted EBITDA	$1,225 – 1,250
Adjusted Free Cash Flow	$910 – 935

Year Ending
December 31, 2026
(Unaudited)
Throughput Volumes
Gas gathering – MMcf of natural gas per day	435 – 445
Crude oil gathering – MBbl of crude oil per day	110 – 120
Gas processing – MMcf of natural gas per day	425 – 435
Crude terminals – MBbl of crude oil per day	120 – 130
Water gathering – MBbl of water per day	120 – 130

2027 Guidance

Assuming closing of the transaction by year-end 2026, Hess Midstream is providing the following preliminary financial guidance for 2027:

Year Ending
December 31, 2027
(Unaudited)
Financials (in millions)
Adjusted EBITDA	$850 – 950
Capital expenditures	$125
Adjusted Free Cash Flow	$525 – 625

Hess Midstream expects that distributions for 2027 will be maintained at fourth quarter 2026 levels on a per share basis. Hess Midstream expects to fully fund its distributions from Adjusted Free Cash Flow and to have positive Adjusted Free Cash Flow after Distributions(1). Hess Midstream further expects that the year-end 2027 outstanding debt balance will be consistent with current debt levels. Hess Midstream expects its long-term leverage to be in the range of 3.5x – 3.75x Adjusted EBITDA.

Total combined oil, gas and water gathering volumes are expected to increase with the addition of volumes gathered in the DJ Basin. In the Bakken, with expected reduced Chevron activity, throughput volumes are expected to decline in 2027 by approximately 5% and then generally plateau starting in 2028. Hess Midstream does not expect to pay material income taxes in 2027. Hess Midstream expects to issue updated operational and financial guidance for 2027 following the closing of the transaction.

Governance

Following the closing of the transaction, Hess Midstream’s management team will be led by the Company’s current Chief Executive Officer, Jonathan C. Stein, who will also be appointed to the Board. At the closing of the transaction, the Board is expected to include the Chief Executive Officer and all of the Board’s current independent directors, David W. Niemiec, Stephen J.J. Letwin and John P. Reddy. Mr. Reddy is expected to be appointed as Chair of the Board. In addition, all members of the Board currently affiliated with Chevron will resign at closing. The Board expects to appoint up to three additional independent directors at or following the closing of the transaction, and the Company’s shareholders will have the right to elect members of the Board beginning in 2028.

At the closing of the transaction, Hess Midstream and Chevron will enter into an amended secondment and employee transition agreement and a transition services agreement that will provide for the continued secondment of Chevron employees to Hess Midstream and the provision of certain administrative and operational services by Chevron to Hess Midstream for a two-year transition period. It is anticipated that certain Chevron employees will transfer to Hess Midstream during the transition period.

Hess Midstream intends to maintain its headquarters in Houston, Texas and operate under a new name, which will be finalized prior to the closing of the transaction.

Approvals and Timing

The terms of the proposed transaction have been unanimously approved by the Board and by a conflicts committee of the Board consisting entirely of independent directors. The conflicts committee engaged legal advisors to assist it in evaluating and negotiating the transaction and an independent financial advisor to render a fairness opinion. The transaction is expected to close by year-end 2026, subject to customary closing conditions.

Advisors

Evercore is acting as financial advisor and Gibson, Dunn & Crutcher LLP is acting as legal advisor to the conflicts committee of the Board. BofA Securities is acting as financial advisor and Latham & Watkins LLP is acting as legal advisor to Chevron.

Investor Webcast

Hess Midstream will discuss today’s announcement on a webcast on October 7, 2026, at 11:00 a.m. Eastern Time. To phone into the conference call, participants should register in advance using this link to receive a unique PIN and dial-in number. This conference call and subsequent replay will also be accessible by webcast (audio only) on Hess Midstream’s website at www.hessmidstream.com.

About Hess Midstream

Hess Midstream is a fee-based, growth-oriented midstream company that owns, operates, develops and acquires a diverse set of midstream assets to provide services to Chevron, its subsidiaries, and third-party customers. Hess Midstream owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

As used in this news release, the term “Chevron” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

Non-GAAP Measures

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management utilizes certain additional non-GAAP measures to facilitate comparisons of past performance and future periods. We define “Adjusted EBITDA” as reported net income (loss) before net interest expense, income tax expense (benefit), and depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as transaction costs, other income and other non-cash and non-recurring items, if applicable. We define “Adjusted Free Cash Flow” as Adjusted EBITDA less net interest, excluding amortization of deferred financing costs, cash paid for federal and state income taxes, capital expenditures and ongoing contributions to equity investments. Beginning with the closing of the transaction, we will update the definition of Adjusted Free Cash Flow to also deduct changes in deferred revenue in the period. We made this change to better reflect the impact of the transaction and the cash flow available to fund distributions. The impact of this change on prior periods is not material and, accordingly, prior periods have not been recast. We define “Adjusted Free Cash Flow after Distributions” as Adjusted Free Cash Flow less cash distributions to shareholders and to noncontrolling interest. We define “Gross Adjusted EBITDA Margin” as the ratio of Adjusted EBITDA to total revenues, less pass-through revenues. We believe that investors’ understanding of our performance is enhanced by disclosing these measures as they may assist in assessing our operating performance as compared to other publicly traded companies in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods, and assessing the ability of our assets to generate sufficient cash flow to make distributions to our shareholders. These measures are not, and should not be viewed as, a substitute for GAAP net income or cash flow from operating activities and should not be considered in isolation. Hess Midstream is unable to provide a reconciliation of projected 2027 Adjusted EBITDA and projected 2027 Gross Adjusted EBITDA Margin to projected 2027 net income (GAAP) and projected 2027 gross margin (GAAP) because the accounting for the proposed transaction has not been completed and certain reconciling items cannot be reasonably estimated at this time without unreasonable effort. These items include, but are not limited to fair value measurements, future depreciation and amortization, financing-related expense, transaction costs and other transaction-related items. Hess Midstream is also unable to project net cash provided by operating activities with a reasonable degree of accuracy because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occur. Therefore, Hess Midstream is also unable to provide projected net cash provided by operating activities, or the related reconciliation of projected Adjusted Free Cash Flow and projected Adjusted Free Cash Flow after Distributions to projected net cash provided by operating activities without unreasonable effort.

Guidance
Year Ending December 31, 2026
(Unaudited)
(in millions)
Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to net income:
Net income	$650 - 675
Plus:
Depreciation expense	230
Interest expense, net	220
Income tax expense	125

Adjusted EBITDA	$1,225 - 1,250

Less:
Interest, net	210
Capital expenditures	105

Adjusted free cash flow(1)	$910 - 935

Less:
Distributions(2)	655

Adjusted free cash flow after distributions(3)	$265

(1)

Does not include separate line items for cash paid for federal and state income taxes, or ongoing contributions to equity investments, each of which is referenced in the Company’s definition of Adjusted Free Cash Flow. For the year ending December 31, 2026, the impact of each of these items is not expected to be material, and accordingly, these items are not presented as separate reconciling line items for the 2026 guidance period. To the extent any of these items becomes material in future periods, they will be presented as separate line items in the Adjusted Free Cash Flow reconciliation.

(2)	Reflects targeted distributions based on the Company’s targeted annual distribution per Class A share growth of at least 5% per share on an annualized basis.
(3)	Adjusted Free Cash Flow of approximately $920 million, at guidance midpoint, after funding targeted distributions

Cautionary Note Regarding Forward-looking Information

This press release contains “forward-looking statements.” Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “drive,” “could,” “may,” “should,” “would,” “enable,” “believe,” “intend,” “focus,” “potential,” “project,” “plan,” “trend,” “predict,” “will,” “target,” “opportunity” and similar expressions, and variations or negatives of these words, are intended to identify forward-looking statements, but not all forward-looking statements include such words.

Forward-looking statements relating to the Company’s operations, assets, and strategy are based on management’s current expectations, assessments, estimates, projections and assumptions about the industry. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond the Company’s control and difficult to predict. Therefore, actual outcomes and results may differ materially from our current projections or expectations of future results expressed or forecasted by these forward-looking statements. Among the important factors that could cause actual results to differ materially from those in our forward-looking statements are: the transaction contemplated by the definitive agreement may not close on the anticipated timeline or at all; our ability to efficiently integrate the DJ Basin assets into our portfolio, risks and uncertainties associated with Chevron continuing to provide employees and services to us under the amended secondment and employee transition agreement and transition services agreement, diversion of management time on issues relating to the proposed transaction; unforeseen expenses associated with the proposed transaction; the effects of the proposed transaction, including on our future financial condition, results of operations, strategy and plans; the ability of Chevron and other parties to satisfy their obligations to us, including Chevron’s ability to meet its drilling and development plans on a timely basis or at all, its ability to deliver its nominated volumes to us, and the operation of joint ventures that we may not control; our ability to generate sufficient cash flow to pay current and expected levels of distributions; reductions in the volumes of crude oil, natural gas, natural gas liquids (“NGLs”) and produced water we gather, process, terminal or store; the actual volumes we gather, process, terminal or store for Chevron in excess of our minimum volume commitments and relative to Chevron’s nominations; fluctuations in the prices and demand for crude oil, natural gas and NGLs; changes in global economic conditions and the effects of a global economic downturn or inflation on our business and the businesses of our suppliers, customers, business partners and lenders; our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits necessary for capital projects in a timely manner, if at all, or the revocation or modification of existing permits; our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions; costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and health and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions and climate change; our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay; our ability to refinance our existing indebtedness; reduced demand for our midstream services, including the impact of weather or the availability of competing third-party midstream gathering, processing and transportation operations; potential disruption or interruption of our business due to natural and human causes beyond our control, such as accidents, severe weather events, labor disputes, political crises, information technology failures, constraints or disruptions and cyber-attacks; any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of changes in credit ratings, weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission.

Other unpredictable or unknown factors not discussed in this press release could also cause actual results to differ materially from those in our forward-looking statements. Caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

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For Hess Midstream LP

Investor Contact:

Jennifer Gordon

(212) 536-8244

Source: Hess Midstream LP